Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES AUGUST SALES RESULTS

HUDSON, OH — August 31, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that August net sales decreased 2.9% to $119.9 million versus $123.5 million in the same period last year. August same-store sales decreased 6.4% compared to a same-store sales decrease of 2.4% last year.

Year-to-date net sales decreased 2.2% to $907.8 million from $928.0 million in the prior year. Same-store sales decreased 6.1% year-to-date versus a 0.3% same-store sales decrease for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 646 Jo-Ann Fabrics and Crafts traditional stores and 169 Jo-Ann superstores.